Sound Financial Bancorp, Inc. Q4 2025 Results
Seattle, WA, January 27, 2026 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $2.2 million for the quarter ended December 31, 2025, or $0.87 diluted earnings per share, compared to net income of $1.7 million, or $0.66 diluted earnings per share, for the quarter ended September 30, 2025, and $1.9 million, or $0.74 diluted earnings per share, for the quarter ended December 31, 2024. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.21 per share, payable on February 23, 2026 to stockholders of record as of the close of business on February 9, 2026.

Comments from the Chief Executive Officer and President / Chief Financial Officer
“Consistent expense control, automation improvements, and continued attention to our cost of funding contributed to meaningful year-over-year performance improvements. While the mortgage market did not rebound, the Company made operational progress during the year, and we believe we are positioned for an eventual recovery, supported by a commercial loan pipeline. Every employee contributed to our results and demonstrated an ability to do more with less,” remarked Laurie Stewart, Chief Executive Officer.

"Our fourth quarter results reflect a solid finish to 2025, supported by disciplined financial management, prudent credit oversight, and operational progress. End‑of‑year adjustments positively influenced net income and helped close the year with improving underlying trends entering 2026. Our ongoing efforts to optimize funding costs, strengthen liquidity, and enhance margin performance were evident during the quarter, as total funding costs declined again and liquidity improved, supporting balance sheet repositioning initiatives. Most of our deposits are expected to continue to be repriced in the first half of 2026 while we simultaneously fund the commercial pipeline," explained Wes Ochs, President and Chief Financial Officer.

Mr. Ochs continued, "Credit quality trends remained generally stable during the quarter. While nonperforming loans increased from the prior quarter, these changes were primarily related to well‑secured credits with collateral that exceeds our exposure and do not reflect a broader deterioration in credit quality. The fourth quarter included a number of balance sheet and operational activities, but the end result is improved operating flexibility, a more efficient cost structure, and the ability to support loan growth in the coming year."

Q4 2025 Financial Performance
Total assets increased $32.0 million or 3.0% to $1.09 billion at December 31, 2025, from $1.06 billion at September 30, 2025, and increased $98.5 million or 9.9% from $993.6 million at December 31, 2024.

Net interest income decreased $278 thousand or 3.1% to $8.7 million for the quarter ended December 31, 2025, from $8.9 million for the quarter ended September 30, 2025, and increased $442 thousand or 5.4% from $8.2 million for the quarter ended December 31, 2024.

Net interest margin ("NIM"), annualized, was 3.36% for the quarter ended December 31, 2025, compared to 3.48% for the quarter ended September 30, 2025 and 3.13% for the quarter ended December 31, 2024.

Loans held-for-portfolio decreased $4.2 million or 0.5% to $905.5 million at December 31, 2025, compared to $909.7 million at September 30, 2025, and increased $5.4 million or 0.6% from $900.2 million at December 31, 2024.

A $104 thousand provision for credit losses was recorded for the quarter ended December 31, 2025, compared to $55 thousand and $14 thousand for the quarters ended September 30, 2025 and December 31, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.95% at December 31, 2025, compared to 0.94% at both September 30, 2025 and December 31, 2024.

Total deposits increased $49.9 million or 5.6% to $948.9 million at December 31, 2025, from $898.9 million at September 30, 2025, and increased $111.1 million or 13.3% from $837.8 million at December 31, 2024. Noninterest-bearing deposits increased $1.2 million or 0.9% to $132.6 million at December 31, 2025 compared to $131.4 million at September 30, 2025, and remained flat compared to December 31, 2024.

Total noninterest income decreased $14 thousand or 1.6% to $867 thousand for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and decreased $293 thousand or 25.3% compared to the quarter ended December 31, 2024.

The loans-to-deposits ratio was 96% at December 31, 2025, compared to 101.45% at September 30, 2025 and 108% at December 31, 2024.

Total noninterest expense decreased $836 thousand or 10.9% to $6.8 million for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and decreased $218 thousand or 3.1% compared to the quarter ended December 31, 2024.

Total nonperforming loans increased $3.1 million or 112.8% to $5.8 million at December 31, 2025, from $2.7 million at September 30, 2025, and decreased $1.7 million or 22.8% from $7.5 million at December 31, 2024. Nonperforming loans to total loans was 0.64% and the allowance for credit losses on loans to total nonperforming loans was 148.82% at December 31, 2025.

The Bank maintained capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at December 31, 2025.

Operating Results
Net Interest Income after Provision for Credit Losses

	For the Quarter Ended			Q4 2025 vs. Q3 2025		Q4 2025 vs. Q4 2024
	December 31, 2025	September 30, 2025	December 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,284	$14,652	$14,736	$(368)	(2.5)%	$(452)	(3.1)%
Interest expense	5,622	5,712	6,516	(90)	(1.6)%	(894)	(13.7)%
Net interest income	8,662	8,940	8,220	(278)	(3.1)%	442	5.4%
Provision for credit losses	104	55	14	49	89.1%	90	642.9%
Net interest income after provision for credit losses	8,558	8,885	8,206	(327)	(3.7)%	352	4.3%
Q4 2025 vs. Q3 2025
Interest income decreased $368 thousand, or 2.5%, to $14.3 million for the quarter ended December 31, 2025, compared to $14.7 million for the quarter ended September 30, 2025. The decrease was primarily due to a lower average balance of loans and investments, a 13 basis point decline in the average yield on loans and a 37 basis point decline in interest-earning cash, offset by a higher average balance of interest-earning cash.
Interest income on loans decreased $357 thousand, or 2.6%, to $13.2 million for the quarter ended December 31, 2025, compared to $13.5 million for the quarter ended September 30, 2025. The average balance of total loans was $905.8 million for the quarter ended December 31, 2025, compared to $910.3 million for the quarter ended September 30, 2025. The decrease in the average balance of total loans was primarily due to declines in one-to-four family loans, construction and land loans, floating home loans and commercial business loans, partially offset by growth in commercial and multifamily loans and home equity loans. The average balances for manufactured home and other consumer loans remained relatively unchanged from the third quarter of 2025. The average yield on total loans was 5.76% for the quarter ended December 31, 2025, down from 5.89% for the quarter ended September 30, 2025. This decrease in yield was primarily due to lower market interest rates during the quarter, which lowered yields on variable rate loans, including home equity lines of credit and business lines of credit, and $147 thousand of interest reversed out of income due to loans moving to nonaccrual status. This impact was partially offset by new loan originations at higher rates during the fourth quarter of 2025.
Interest income on investments was $122 thousand for the quarter ended December 31, 2025, compared to $124 thousand for the quarter ended September 30, 2025. Interest income on interest-earning cash decreased modestly to $1.0 million for the quarter ended December 31, 2025, compared to $1.0 million for quarter ended September 30, 2025, reflecting a lower average yield partially offset by a higher average balance.
Interest expense decreased $90 thousand or 1.6%, to $5.6 million for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025. This decrease was primarily the result of lower average balances of demand and NOW accounts, subordinated debt and borrowings, as well as lower average rates paid on all categories of interest-bearing deposits, reflecting lower market interest rates. During the fourth quarter of 2025, we paid down our subordinated debt by $4.0 million and repaid $15.0 million of FHLB borrowings that had a maturity date in January 2026. These decreases were partially offset by higher average balances of savings and money market accounts and certificate accounts. The average cost of deposits was 2.26% for the quarter ended December 31, 2025, down from 2.32% for the quarter ended September 30, 2025, as higher costing deposits repriced lower due to market interest rate decreases from September 2025 through December 2025. Interest expense on our subordinated debt increased despite a lower average balance, due to the debt converting to variable-rate debt that reprices on a quarterly basis from the previous fixed-rate period. Interest expense on FHLB advances remained relatively unchanged during the current quarter compared to the prior quarter due to the repayment of the maturing advance late in the quarter.
Net interest margin declined to 3.36% for the quarter ended December 31, 2025, from 3.48% for the quarter ended September 30, 2025, as the decline in earning asset yields outpaced reductions in funding costs.
A provision for credit losses of $104 thousand was recorded for the quarter ended December 31, 2025, consisting of a provision for credit losses on loans of $68 thousand and provision for credit losses on unfunded loan commitments of $36 thousand. This compared to a provision for credit losses of $55 thousand for the quarter ended September 30, 2025, consisting of a provision for credit losses on loans of $65 thousand and a release of provision for credit losses on unfunded loan commitments of $10 thousand. The increase in the provision for credit losses for the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025 primarily reflects updates to assumptions in the model related to our annual review completed in the fourth quarter of 2025 which included changes to benchmark ratios and the annual loss driver analysis. Additionally, qualitative adjustments related to past due loans and an increase to the specific reserve contributed to the increase in the provision from the prior quarter. A smaller loan portfolio and improvement in qualitative adjustments primarily related to the nature and volume of the portfolio, collateral values, and concentrations were applied across multiple segments partially offset the increase to provision. Other qualitative adjustments were largely applied to the same segments at a similar risk adjustment compared to the sequential quarter ended September 30, 2025. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and the anticipated effects of economic trends on borrowers' ability to repay.
Q4 2025 vs. Q4 2024
Interest income on loans increased $85 thousand, or 0.7%, to $13.2 million for the quarter ended December 31, 2025, compared to $13.1 million for the quarter ended December 31, 2024. The average balance of total loans was $905.8 million for the quarter ended December 31, 2025, up from $900.8 million for the quarter ended December 31, 2024. The average yield on total loans was 5.76% for the quarter ended December 31, 2025, down from 5.77% for the quarter ended December 31, 2024.
Interest income on investments was $122 thousand for the quarter ended December 31, 2025, compared to $132 thousand for the quarter ended December 31, 2024. Interest income on interest-earning cash decreased $527 thousand to $1.0 million for the quarter ended December 31, 2025, compared to $1.5 million for the quarter ended December 31, 2024. The latter decrease was a result of lower average yield, resulting from reductions in the rates paid on interest-earning cash, and a lower average balance of interest-earning cash during the period.
Interest expense decreased $894 thousand, or 13.7%, to $5.6 million for the quarter ended December 31, 2025, compared to $6.5 million for the quarter ended December 31, 2024. The decrease was primarily the result of a $17.5 million decrease in the average balance of interest-bearing demand and NOW accounts, a $8.6 million decrease in the average balance of certificate accounts, a $4.0 million decrease in the average balance of subordinated debt, and a $10.4 million decrease in the average balance of FHLB advances, as well as lower average rates paid on all categories of interest-bearing deposits, reflecting lower market interest rates. These average-balance decreases were partially offset by a $14.1 million increase in the average balance of savings and money market accounts. The average cost of deposits was 2.26% for the quarter ended December 31, 2025, down from 2.58% for the quarter ended December 31, 2024. The average cost of subordinated debt was 10.02% for the quarter ended December 31, 2025, up from 5.69% for the quarter ended December 31, 2024, for the reason noted above. The average cost of FHLB advances was 4.40% for the quarter ended December 31, 2025, up from 4.31% for the quarter ended December 31, 2024, due to a higher rate on the remaining debt after the repayment of $15.0 million in advances during the fourth quarter of 2024, partially offset by the repayment of $15.0 million of advances during the fourth quarter of 2025.
Net interest margin increased to 3.36% for the quarter ended December 31, 2025, from 3.13% for the quarter ended December 31, 2024, reflecting lower funding costs that more than offset the decline in the earning asset yields.
A provision for credit losses of $104 thousand was recorded for the quarter ended December 31, 2025, consisting of a provision for credit losses on loans of $68 thousand and a provision for credit losses on unfunded loan commitments of $36 thousand. This compared to a provision for credit losses of $14 thousand for the quarter ended December 31, 2024, consisting of a release of provision for credit losses on loans of $73 thousand and a provision for credit losses on unfunded loan commitments of $87 thousand. The larger provision in the current quarter compared to the same quarter last year resulted primarily from the updates to the model assumptions noted above and a larger loan portfolio, as well as an additional qualitative adjustments applied to certain loan segments, specifically consumer and construction loans, reflecting increased uncertainty in market conditions tied to the impact of tariffs and other external factors affecting our clients. Expected credit loss estimates consider various factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Noninterest Income

	For the Quarter Ended			Q4 2025 vs. Q3 2025		Q4 2025 vs. Q4 2024
	December 31, 2025	September 30, 2025	December 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$649	$672	$619	$(23)	(3.4)%	$30	4.8%
Earnings on bank-owned life insurance (“BOLI”)	189	225	127	(36)	(16.0)%	62	48.8%
Mortgage servicing income	253	262	277	(9)	(3.4)%	(24)	(8.7)%
Fair value adjustment on mortgage servicing rights	(160)	(372)	77	212	(57.0)%	(237)	(307.8)%
Net gain on sale of loans	73	94	53	(21)	(22.3)%	20	37.7%
Other income	(137)	—	7	(137)	—%	(144)	(2057.1)%
Total noninterest income	$867	$881	$1,160	$(14)	(1.6)%	$(293)	(25.3)%
Q4 2025 vs. Q3 2025
Noninterest income during the current quarter compared to the quarter ended September 30, 2025 decreased slightly by $14 thousand, or 1.6%, and was largely unchanged overall. There were fluctuations within certain income categories, however, as noted below:
•a $137 thousand decrease in other income due to losses recognized on the disposal of Integrated Teller Machines (ITMs) decommissioned or replaced during the current quarter;
•a $23 thousand decrease in service charges and fee income, primarily due to seasonally lower interchange income during the first half of the fourth quarter, consistent with patterns observed in prior years, before reverting to seasonally higher monthly averages during the holiday period;
•a $36 thousand decrease in earnings on BOLI primarily influenced, by fluctuating market interest rates; and
•a $21 thousand decrease in net gain on sale of loans, primarily related to a lower volume of loans sold, offset by
•a $212 thousand increase in the fair value adjustment on mortgage servicing rights, primarily reflecting a larger negative adjustment in the prior quarter related to interest rate declines and valuation assumptions that were not repeated during the current quarter.

Loans sold during the quarter ended December 31, 2025, totaled $4.1 million, compared to $5.3 million during the quarter ended September 30, 2025. The change primarily relates to the timing of loan sales and loan activity, which typically slows down in the fourth quarter.

Q4 2025 vs. Q4 2024
Noninterest income decreased $293 thousand, or 25.3%, primarily due to a decline in the fair value adjustment on mortgage servicing rights and losses recognized on the disposal of ITMs during the current quarter. More specifically, the decrease in noninterest income was primarily due to:
•a $237 thousand decline in the fair value adjustment on mortgage servicing rights due to an overall smaller servicing portfolio and changes in valuation assumption associated with interest rate movements compared to the prior year;
•a $24 thousand decrease in mortgage servicing income as a result of a smaller servicing portfolio; and
•a $144 thousand decrease in other income due to losses recognized on the disposal of ITMs decommissioned or replaced during the current quarter.

These decreases were partially offset by:

•a $30 thousand increase in service charges and fee income, primarily due to higher interchange income in the current quarter related to overall consistently higher debit card usage in the current year as compared to the prior year;
•a $62 thousand increase in earnings from BOLI, primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter of 2025, with the benefit of improved yields continuing into the fourth quarter of 2025; and
•a $20 thousand increase in net gain on sale of loans due to an increase in the volume of loans sold.

Noninterest Expense

	For the Quarter Ended			Q4 2025 vs. Q3 2025		Q4 2025 vs. Q4 2024
	December 31, 2025	September 30, 2025	December 31, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$3,533	$4,259	$3,920	$(726)	(17.0)%	$(387)	(9.9)%
Operations	1,683	1,483	1,329	200	13.5%	354	26.6%
Regulatory assessments	(53)	221	189	(274)	(124.0)%	(242)	(128.0)%
Occupancy	460	431	409	29	6.7%	51	12.5%
Data processing	1,200	1,274	1,232	(74)	(5.8)%	(32)	(2.6)%
Net loss (gain) on OREO and repossessed assets	17	8	(21)	9	112.5%	38	(181.0)%
Total noninterest expense	$6,840	$7,676	$7,058	$(836)	(10.9)%	$(218)	(3.1)%
Q4 2025 vs. Q3 2025
The decrease in noninterest expense during the current quarter compared to the quarter ended September 30, 2025 was primarily related to:
•a $726 thousand decrease in salaries and benefits due to a reduction in incentive compensation;
•a $274 thousand decrease in regulatory assessments, reflecting lower than expected exam costs, as well as reduced quarterly assessments resulting from a lower rate applied to a lower average asset balance.
•a $74 thousand decrease in data processing, primarily due to a vendor reimbursement during the fourth quarter of 2025.
These decreases were partially offset by:
•a $200 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing and
•a $29 thousand increase in occupancy due to higher property charges and maintenance fees recognized in the current quarter due primarily to repair work performed on the decommission of ITMs.

Q4 2025 vs. Q4 2024
The decrease in noninterest expense during the current quarter compared to the quarter ended December 31, 2024 was primarily related to:
•a $387 thousand decrease in salaries and benefits due to a reduction in incentive compensation, partially offset by higher expense related to our employee stock ownership plan resulting from the Company's higher stock price;
•a $242 thousand decrease in regulatory assessments, due to the same reason noted above; and
•a $32 thousand decrease in data processing expense related to a vendor reimbursement in the fourth quarter.

These decreases were partially offset by:
•a $354 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing;
•a $51 thousand increase in occupancy expense, due to higher building lease charges in 2025 resulting from lease renewals and maintenance charges, as well as the repair cost noted above related to the work regarding decommissioned ITMs; and
•a $38 thousand increase in net loss (gain) on OREO and repossessed assets, as the current quarter reflected a net loss on new property additions in 2025 compared to a net gain in the same quarter of the prior year.

Balance Sheet Review, Capital Management and Credit Quality
Assets totaled $1.09 billion at December 31, 2025, up from $1.06 billion at September 30, 2025 and $993.6 million at December 31, 2024. The increase in total assets from September 30, 2025 and December 31, 2024 was primarily a result of higher balances of cash and cash equivalents.
Cash and cash equivalents increased $37.3 million, or 36.9%, to $138.5 million at December 31, 2025, compared to $101.2 million at September 30, 2025, and increased $94.8 million, or 217.3%, from $43.6 million at December 31, 2024. The increase from September 30, 2025 primarily relates to higher deposit balances and a decrease in loans held-for-portfolio, partially offset by the repayment of borrowings and subordinated debt during the fourth quarter of 2025. The increase from December 31, 2024 was primarily due to higher deposit balances, including the effects of a strategic decision to utilize cash balances to sell reciprocal deposits at the end of 2024, partially offset by an increase in loans held-for-portfolio and the repayment of borrowings and subordinated debt during the fourth quarter of 2025.
Investment securities increased $55 thousand, or 0.6%, to $9.6 million at December 31, 2025, compared to $9.5 million at September 30, 2025, and decreased $329 thousand, or 3.3%, from $9.9 million at December 31, 2024. Held-to-maturity securities totaled $1.9 million at both December 31, 2025 and September 30, 2025, compared to $2.1 million at December 31, 2024. Available-for-sale securities totaled $7.7 million at December 31, 2025, compared to $7.6 million at September 30, 2025 and $7.8 million at December 31, 2024. The increase in our available-for-sale portfolio from September 30, 2025 to December 31, 2025 was due to an increase in the fair value of the portfolio, which reduced unrealized losses. The decreases in our available-for-sale and held-to-maturity portfolios from December 31, 2024 related to principal paydowns or payoffs, partially offset by increases in the fair value of available-for-sale securities.
Loans held-for-portfolio totaled $905.5 million at December 31, 2025, compared to $909.7 million at September 30, 2025 and $900.2 million at December 31, 2024. The decrease from September 30, 2025, was primarily due to a decline in one-to-four family loans. The increase from December 31, 2024, reflected growth in home equity, commercial and multifamily, manufactured home, and floating home loans. These increases were partially offset by a decline in one-to-four family loans, driven by fewer new home loans and normal amortization, as well as a decrease in construction and land loans due to the completion of projects that converted to permanent financing.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $3.1 million, or 100.1%, to $6.1 million at December 31, 2025, from $3.1 million at September 30, 2025, and decreased $1.4 million, or 18.2%, from $7.5 million at December 31, 2024. The increase in NPAs from September 30, 2025 was primarily due to the placement of an additional $3.3 million of loans on nonaccrual status, including one multifamily loan of $2.0 million and one single-family loan relationship of $1.1 million, each supported by substantial collateral. These factors were partially offset by the payoff of two loans totaling $127 thousand and regular loan payments, as well as a $20 thousand land loan that was charged-off. The decrease in NPAs from one year ago was primarily due to loan payoffs totaling $7.9 million, the return of $335 thousand of loans to accrual status, $281 thousand of loans charged-off, and regular loan payments. These factors were partially offset by the placement of an additional $7.1 million of loans on nonaccrual status and $344 thousand of new other real estate owned properties.
Nonperforming loans totaled $5.8 million at December 31, 2025, with commercial and multifamily loans representing $3.2 million, or 51.6% of total nonperforming loans, reflecting the concentration in larger relationships. One-to-four family nonperforming loans totaled $1.6 million, or 26.1%, and the remaining balance of nonperforming loans was primarily comprised of manufactured home, home equity, and other consumer loans. OREO and other repossessed assets total $344 thousand, representing 5.6% of total NPAs.
NPAs to total assets were 0.56%, 0.29% and 0.75% at December 31, 2025, September 30, 2025 and December 31, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.95% at December 31, 2025, compared to 0.94% at both September 30, 2025 and December 31, 2024. Net loan charge-offs were $27 thousand for the fourth quarter of 2025, compared to $37 thousand for the third quarter of 2025 and $13 thousand for the fourth quarter of 2024.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Nonperforming Loans:
One-to-four family	$1,597	$609	$1,423	$762	$537
Home equity loans	187	201	359	368	298
Commercial and multifamily	3,163	1,065	1,065	5,627	3,734
Construction and land	82	103	21	22	24
Manufactured homes	461	476	489	501	521
Floating homes	—	—	—	2,363	2,363
Commercial business	30	—	—	—	11
Other consumer	262	263	9	10	3
Total nonperforming loans	5,782	2,717	3,366	9,653	7,491
OREO and Other Repossessed Assets:
One-to-four family	259	259	259	—	—
Manufactured homes	85	85	41	41	—
Total OREO and repossessed assets	344	344	300	41	—
Total NPAs	$6,126	$3,061	$3,666	$9,694	$7,491

Percentage of Nonperforming Loans:
One-to-four family	26.1%	19.9%	38.8%	7.9%	7.3%
Home equity loans	3.1	6.6	9.8	3.8	4.0
Commercial and multifamily	51.6	34.8	29.1	58.0	49.8
Construction and land	1.3	3.4	0.6	0.2	0.3
Manufactured homes	7.5	15.6	13.3	5.2	7.0
Floating homes	—	—	—	24.4	31.5
Commercial business	0.5	—	—	—	0.1
Other consumer	4.3	8.5	0.2	0.1	—
Total nonperforming loans	94.4	88.8	91.8	99.6	100.0
Percentage of OREO and Other Repossessed Assets:
One-to-four family	4.2	8.4	7.1	—	—
Manufactured homes	1.4	2.8	1.1	0.4	—
Total OREO and repossessed assets	5.6	11.2	8.2	0.4	—
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,564	$8,536	$8,393	$8,499	$8,585
Provision for (release of) provision for credit losses during the period	68	65	164	(85)	(73)
Net charge-offs during the period	(27)	(37)	(21)	(21)	(13)
Balance at end of period	$8,605	$8,564	$8,536	$8,393	$8,499
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$112	$122	$116	$234	$147
Provision for (release of) credit losses during the period	36	(10)	6	(118)	87
Balance at end of period	148	112	122	116	234
Allowance for Credit Losses	$8,753	$8,676	$8,658	$8,509	$8,733
Allowance for credit losses on loans to total loans	0.95%	0.94%	0.94%	0.95%	0.94%
Allowance for credit losses to total loans	0.97%	0.95%	0.96%	0.96%	0.97%
Allowance for credit losses on loans to total nonperforming loans	148.82%	315.20%	253.59%	86.95%	113.46%
Allowance for credit losses to total nonperforming loans	151.38%	319.32%	257.22%	88.15%	116.58%

Total deposits increased $50 million, or 5.6%, to $948.9 million at December 31, 2025, from $898.9 million at September 30, 2025 and increased $111.1 million, or 13.3%, from $837.8 million at December 31, 2024. The increase in total deposits from September 30, 2025 was primarily due to normal daily fluctuations in customer account balances and higher balances from large depositors. The increase from the prior year end was partially due to the strategic decision to sell reciprocal deposits at the end of 2024, which decreased our deposit balances by $63.0 million at December 31, 2024, a reduction that was reversed in the first quarter of 2025. Additionally, the increase from December 31, 2024 was due to large depositors increasing their balances held at the Bank during the year, as well as higher balances held by large depositors. Noninterest-bearing deposits increased $1.2 million, or 0.9%, to $132.6 million at December 31, 2025, compared to $131.4 million at September 30, 2025, and remained relatively flat compared with December 31, 2024. Noninterest-bearing deposits represented 14.0%, 14.6% and 15.8% of total deposits at December 31, 2025, September 30, 2025 and December 31, 2024, respectively.
FHLB advances totaled $10.0 million at December 31, 2025, compared to $25.0 million at both September 30, 2025 and December 31, 2024. The decrease from both prior dates was due to the early repayment of a $15.0 million FHLB advance during the fourth quarter of 2025. FHLB advances are primarily used to support organic loan growth and maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at December 31, 2025 have a maturity of early 2028. Subordinated notes, net totaled $7.8 million at December 31, 2025 and $11.8 million at both September 30, 2025 and December 31, 2024. The decrease in the subordinated notes balance reflects a $4.0 million paydown completed on the first scheduled repricing date of October 1, 2025, as part of a strategic decision to reduce higher cost debt that would reprice quarterly, and to repurpose cash for other uses.
Stockholders’ equity totaled $109.4 million at December 31, 2025, an increase of $1.9 million, or 1.8%, from $107.5 million at September 30, 2025, and an increase of $5.7 million, or 5.5%, from $103.7 million at December 31, 2024. The increase in stockholders’ equity from September 30, 2025 was primarily the result of $2.2 million of net income earned during the current quarter, a $118 thousand increase in accumulated other comprehensive loss, net of tax, and $72 thousand in share-based compensation, partially offset by the payment of $487 thousand in cash dividends to the Company's stockholders. The increase in stockholders' equity from December 31, 2024 was primarily the result of $7.2 million of net income earned during the year, a $198 thousand increase in accumulated other comprehensive loss, net of tax, and $303 thousand in share-based compensation, partially offset by the payment of $1.9 million in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), as well as in the Company's other press releases, other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of the Company's future financial performance based on its growth strategies and anticipated trends in its business. These statements are only predictions based on the Company's current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions, the factors listed below or other factors that the Company cannot foresee that could cause the Company's actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors that could cause the Company's actual results to differ materially from those express or implied by these forward-looking statements and from historical performance include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System, which could adversely affect the Company's revenues and expenses, the values of the Company's assets and obligations and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, including their effects on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; the Company's ability to implement key growth initiatives and strategic priorities; environmental, social and governance matters; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, as well as the imposition of new or increased tariffs and trade restrictions, any of which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Year Ended December 31
	2025	2024
Interest income	$57,557	$57,374
Interest expense	22,630	26,372
Net interest income	34,927	31,002
Provision for (release of provision for) credit losses	127	(120)
Net interest income after provision for (release of provision for) credit losses	34,800	31,122
Noninterest income:
Service charges and fee income	2,669	2,620
Earnings on bank-owned life insurance	837	625
Mortgage servicing income	1,046	1,118
Fair value adjustment on mortgage servicing rights	(711)	(4)
Net gain on sale of loans	260	258
Other income	(137)	38
Total noninterest income	3,964	4,655
Noninterest expense:
Salaries and benefits	16,708	17,590
Operations	5,973	5,894
Regulatory assessments	610	787
Occupancy	1,743	1,665
Data processing	5,021	4,226
Net loss (gain) on OREO and repossessed assets	37	(31)
Total noninterest expense	30,092	30,131
Income before provision for income taxes	8,672	5,646
Provision for income taxes	1,514	1,006
Net income	$7,158	$4,640

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Interest income	$14,284	$14,652	$14,915	$13,706	$14,736
Interest expense	5,622	5,712	5,660	5,635	6,516
Net interest income	8,662	8,940	9,255	8,071	8,220
Provision for (release of provision for) credit losses	104	55	170	(203)	14
Net interest income after provision for (release of provision for) credit losses	8,558	8,885	9,085	8,274	8,206
Noninterest income:
Service charges and fee income	649	672	664	684	619
Earnings on bank-owned life insurance	189	225	229	195	127
Mortgage servicing income	253	262	263	269	277
Fair value adjustment on mortgage servicing rights	(160)	(372)	(80)	(99)	77
Net gain on sale of loans	73	94	44	49	53
Other income	(137)	—	—	—	7
Total noninterest income	867	881	1,120	1,098	1,160
Noninterest expense:
Salaries and benefits	3,533	4,259	4,321	4,595	3,920
Operations	1,683	1,483	1,443	1,365	1,329
Regulatory assessments	(53)	221	222	221	189
Occupancy	460	431	416	437	409
Data processing	1,200	1,274	1,254	1,293	1,232
Net loss (gain) on OREO and repossessed assets	17	8	9	3	(21)
Total noninterest expense	6,840	7,676	7,665	7,914	7,058
Income before provision for income taxes	2,585	2,090	2,540	1,458	2,308
Provision for income taxes	339	395	488	291	389
Net income	$2,246	$1,695	$2,052	$1,167	$1,919

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$138,453	$101,156	$102,542	$131,494	$43,641
Available-for-sale securities, at fair value	7,699	7,637	7,521	7,689	7,790
Held-to-maturity securities, at amortized cost	1,892	1,899	2,113	2,121	2,130
Loans held-for-sale	542	271	2,025	2,267	487
Loans held-for-portfolio	905,533	909,715	904,286	886,226	900,171
Allowance for credit losses - loans	(8,605)	(8,564)	(8,536)	(8,393)	(8,499)
Total loans held-for-portfolio, net	896,928	901,151	895,750	877,833	891,672
Accrued interest receivable	3,771	3,896	3,658	3,540	3,471
Bank-owned life insurance, net	23,327	23,138	22,913	22,685	22,490
Other real estate owned ("OREO") and other repossessed assets, net	344	344	300	41	—
Mortgage servicing rights, at fair value	4,183	4,305	4,638	4,688	4,769
Federal Home Loan Bank ("FHLB") stock, at cost	1,060	1,735	1,734	1,734	1,730
Premises and equipment, net	4,239	4,421	4,498	4,591	4,697
Right-of-use assets	3,423	3,679	3,933	3,546	3,725
Other assets	6,312	6,531	6,617	6,957	7,031
TOTAL ASSETS	$1,092,173	$1,060,163	$1,058,242	$1,069,186	$993,633
LIABILITIES
Interest-bearing deposits	$816,309	$767,554	$775,262	$783,660	$705,267
Noninterest-bearing deposits	132,566	131,389	124,197	126,687	132,532
Total deposits	948,875	898,943	899,459	910,347	837,799
Borrowings	10,000	25,000	25,000	25,000	25,000
Accrued interest payable	674	774	634	586	765
Lease liabilities	3,671	3,943	4,213	3,828	4,013
Other liabilities	10,366	10,146	10,238	10,774	9,371
Advance payments from borrowers for taxes and insurance	1,387	2,116	914	2,450	1,260
Subordinated notes, net	7,801	11,791	11,780	11,770	11,759
TOTAL LIABILITIES	982,774	952,713	952,238	964,755	889,967
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,737	28,665	28,590	28,515	28,413
Retained earnings	81,483	79,724	78,517	76,952	76,272
Accumulated other comprehensive loss, net of tax	(846)	(964)	(1,128)	(1,061)	(1,044)
TOTAL STOCKHOLDERS' EQUITY	109,399	107,450	106,004	104,431	103,666
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,092,173	$1,060,163	$1,058,242	$1,069,186	$993,633

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Annualized return on average assets	0.84%	0.63%	0.78%	0.45%	0.70%
Annualized return on average equity	8.19%	6.26%	7.78%	4.53%	7.40%
Annualized net interest margin(1)	3.36%	3.48%	3.67%	3.25%	3.13%
Annualized efficiency ratio(2)	71.78%	78.16%	73.88%	86.31%	75.25%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Basic earnings per share	$0.87	$0.66	$0.80	$0.45	$0.75
Diluted earnings per share	$0.87	$0.66	$0.79	$0.45	$0.74
Weighted-average basic shares outstanding	2,557,608	2,556,562	2,556,562	2,554,265	2,547,210
Weighted-average diluted shares outstanding	2,574,586	2,575,575	2,577,990	2,578,609	2,578,771
Common shares outstanding at period-end	2,567,953	2,566,069	2,566,069	2,566,069	2,564,907
Book value per share	$42.60	$41.87	$41.31	$40.70	$40.42

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$905,754	$13,155	5.76%	$910,330	$13,512	5.89%	$900,832	$13,070	5.77%
Interest-earning cash	103,892	1,007	3.85%	95,422	1,016	4.22%	130,412	1,534	4.68%
Investments	12,218	122	3.96%	12,541	124	3.92%	13,263	132	3.96%
Total interest-earning assets	$1,021,864	14,284	5.55%	1,018,293	$14,652	5.71%	$1,044,507	14,736	5.61%
Interest-Bearing Liabilities:
Savings and money market accounts	$364,559	2,327	2.53%	$350,582	2,367	2.68%	$350,495	2,476	2.81%
Demand and NOW accounts	126,984	93	0.29%	132,309	103	0.31%	144,470	128	0.35%
Certificate accounts	292,737	2,782	3.77%	291,139	2,805	3.82%	301,293	3,413	4.51%
Subordinated notes	7,798	197	10.02%	11,787	168	5.65%	11,756	168	5.69%
Borrowings	20,109	223	4.40%	25,000	269	4.27%	30,546	331	4.31%
Total interest-bearing liabilities	$812,187	5,622	2.75%	$810,817	5,712	2.79%	$838,560	6,516	3.09%
Net interest income/spread		$8,662	2.80%		$8,940	2.91%		$8,220	2.52%
Net interest margin			3.36%			3.48%			3.13%

Ratio of interest-earning assets to interest-bearing liabilities	126%			126%			125%
Noninterest-bearing deposits	$128,964			$127,970			$130,476
Total deposits	913,244	$5,202	2.26%	902,000	$5,275	2.32%	926,734	$6,017	2.58%
Total funding (1)	941,151	5,622	2.37%	938,787	5,712	2.41%	969,036	6,516	2.68%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as total interest expense divided by average total funding.

	Year Ended
	December 31, 2025			December 31, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$902,033	$52,950	5.87%	$896,690	$50,499	5.63%
Interest-earning cash	99,482	4,130	4.15%	124,259	6,367	5.12%
Investments	11,354	477	4.20%	12,468	508	4.07%
Total interest-earning assets	$1,012,869	57,557	5.68%	$1,033,417	57,374	5.55%
Interest-Bearing Liabilities:
Savings and money market accounts	$349,387	9,012	2.58%	$319,314	9,145	2.86%
Demand and NOW accounts	134,543	410	0.30%	151,528	568	0.37%
Certificate accounts	290,540	11,486	3.95%	309,441	14,363	4.64%
Subordinated notes	10,774	701	6.51%	11,740	672	5.72%
Borrowings	23,769	1,021	4.30%	37,623	1,624	4.32%
Total interest-bearing liabilities	$809,013	22,630	2.80%	$829,646	26,372	3.18%
Net interest income/spread		$34,927	2.89%		$31,002	2.37%
Net interest margin			3.45%			3.00%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%
Noninterest-bearing deposits	$126,276			$131,141
Total deposits	900,746	$20,908	2.32%	911,424	$24,076	2.64%
Total funding (1)	935,289	22,630	2.42%	960,787	26,372	2.74%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Real estate loans:
One-to-four family	$253,841	$257,797	$262,672	$262,457	$269,684
Home equity	31,468	29,903	28,582	28,112	26,686
Commercial and multifamily	409,729	408,802	398,429	392,798	371,516
Construction and land	50,261	52,797	49,926	42,492	73,077
Total real estate loans	745,299	749,299	739,609	725,859	740,963
Consumer loans:
Manufactured homes	43,080	42,735	43,112	42,448	41,128
Floating homes	87,315	88,674	91,448	86,626	86,411
Other consumer	16,571	17,031	17,259	18,224	17,720
Total consumer loans	146,966	148,440	151,819	147,298	145,259
Commercial business loans	15,378	14,214	14,779	14,690	15,605
Total loans	907,643	911,953	906,207	887,847	901,827
Less:
Premiums	627	644	662	688	718
Deferred fees, net	(2,737)	(2,882)	(2,583)	(2,309)	(2,374)
Allowance for credit losses - loans	(8,605)	(8,564)	(8,536)	(8,393)	(8,499)
Total loans held-for-portfolio, net	$896,928	$901,151	$895,750	$877,833	$891,672

DEPOSITS
(Dollars in thousands, unaudited)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Noninterest-bearing demand	$132,566	$131,388	$124,197	$126,687	$132,532
Interest-bearing demand	125,634	129,570	137,222	143,595	142,126
Savings	59,478	60,106	61,813	63,533	61,252
Money market	333,021	286,827	282,346	287,058	206,067
Certificates	298,176	291,052	293,881	289,474	295,822
Total deposits	$948,875	$898,943	$899,459	$910,347	$837,799

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total nonperforming loans	$5,782	$2,717	$3,366	$9,653	$7,491
OREO and other repossessed assets	344	344	300	41	—
Total nonperforming assets	$6,126	$3,061	$3,666	$9,694	$7,491
Net charge-offs during the quarter	$(27)	$(37)	$(21)	$(21)	$(13)
Provision for (release of) credit losses during the quarter	104	55	170	(203)	14
Allowance for credit losses - loans	8,605	8,564	8,536	8,393	8,499
Allowance for credit losses - loans to total loans	0.95%	0.94%	0.94%	0.95%	0.94%
Allowance for credit losses - loans to total nonperforming loans	148.82%	315.20%	253.59%	86.95%	113.46%
Nonperforming loans to total loans	0.64%	0.30%	0.37%	1.09%	0.83%
Nonperforming assets to total assets	0.56%	0.29%	0.35%	0.91%	0.75%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total loans to total deposits	95.65%	101.45%	100.75%	97.53%	107.64%
Noninterest-bearing deposits to total deposits	13.97%	14.62%	13.81%	13.92%	15.82%

Average total assets for the quarter	$1,066,451	$1,063,972	$1,055,881	$1,051,135	$1,089,067
Average total equity for the quarter	$108,837	$107,375	$105,803	$104,543	$103,181

Contact

Financial:
Wes Ochs
President/CFO
(206) 436-8587

Media:
Laurie Stewart
CEO
(206) 436-1495